News Release	Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102-3777 www.prudential.com

For Immediate Release	Contact:	Leigh Manganaro
November 15, 2004		(973) 802-2132

PRUDENTIAL FINANCIAL, INC.

COMPLETES EQUITY SECURITY UNITS TRANSACTION

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today the settlement of the purchase contracts associated with the equity security units issued in connection with its initial public offering. Each purchase contract was settled for 1.47 shares of Prudential Financial, Inc. Common Stock, which resulted in the issuance of approximately 20.2 million shares of Common Stock. Prudential Financial, Inc. received approximately $690 million in proceeds from the issuance, which will be used for general corporate purposes. A portion of the purchase contracts was settled on November 8, 2004 pursuant to an early settlement option exercised by certain of the holders of the equity security units.

As a result of the settlement of the purchase contracts, the Prudential Financial 6.75 percent Equity Security Units cease to exist and will no longer be traded on the New York Stock Exchange (formerly NYSE: PFA).

Prudential Financial companies, with approximately $470 billion in total assets under management as of September 30, 2004, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.